Filed under Rule 433
File Nos. 333-138924
July 24, 2007
Comerica Incorporated
Summary of Terms for Issuance

Issuer:	Comerica Incorporated.

Ranking:	Senior Notes

Ratings:	A2 /A / A+ (stable / stable / stable)

Principal Amount:	$150,000,000

Minimum Denominations:	$2,000

Minimum Increments:	$1,000

Pricing Date:	July 24, 2007

Settlement Date:	July 27, 2007

Maturity Date:	July 27, 2010

Interest Payment Dates:	Pay quarterly on the 27th of each January, April, July and October, beginning October 27, 2007 or next business day; modified following business convention using New York and London business days. Interest accrues up to but not including payment dates.

Reference Benchmark:	3 Month LIBOR

Spread to Benchmark:	17 bps

Reoffer Yield:	3 Month LIBOR + 17bps

Coupon:	3 Month LIBOR + 17bps

Price to Public (%):	100.000%

CUSIP	200340 AM 9

ISIN:	US200340AM90

Book-Running Managers (Underwriting Amount):	Banc of America Securities LLC and Barclays Capital Inc. (43%)

Co-Managers (Underwriting Amount):	Comerica Securities, Inc. and Sandler, O’Neill & Partners, L.P. (7%)
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC or Barclays Capital can arrange to send you the prospectus if you request it by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus distribution@bofasecurities.com or calling Barclays Capital at 1-888-227-2275, extension 2663.